Exhibit 99.1

    May 2020

Fellow Stockholders:

I am writing this annual letter to you while I, like most of you, am working from home as the novel coronavirus pandemic persists. The disruption to our personal and business activities is greater than many of us have ever experienced, and many in our communities are dealing with illness, death, and severe economic distress and uncertainty. In this context, it is hard to write about our results from 2019, and I suspect you are more interested in what this dramatically changed environment means for ATN in 2020 and beyond. Accordingly, I will keep my comments on historical results brief, and will devote most of this letter thereafter to discussing the outlook for our company.

This past year was characterized by good progress towards the Company’s strategic goals, including a major expansion in cash flow from the International Telecom segment and important steps towards stability in the US Telecom segment. Unfortunately, it was also a year in which ATN’s common stock substantially under-performed the market and we had some setbacks in some of our earlier stage businesses and investments. In any event, let us turn to the details on consolidated and then segment 2019 performance.

Consolidated Financial Results

Consolidated revenues for the full year 2019 were $439 million, or only 3% below 2018 levels despite selling some businesses in late 2018, including our US solar business, which had been a strong contributor to cash flows. On the other hand, operating income was $13 million, down substantially when compared to $61 million for 2018. In 2019, operating income was reduced by over $6 million in goodwill impairment and minority investment losses while 2018 operating income benefitted from more than $26 million in net gains on asset sales and one-time payments of hurricane revenue relief funds totaling approximately $15 million. Our earnings before interest, taxes, depreciation and amortization, or EBITDA, totaled $109 million, after adding back roughly $6 million in gains, losses and impairments on long lived and intangible assets and transaction expenses (reported as “Adjusted EBITDA”)1. This represented a 12% annual decline. We recorded a net loss for the year of nearly $11 million, or $0.68 per share, which compared to net income in 2018 of nearly $20 million, or $1.24 per share. The substantial swing in net profit was primarily driven by the same factors that affected operating income.

Net cash provided by operating activities fell to $88 million for 2019 from $116 million in 2018; however, capital expenditures decreased to $73 million for the year, compared to $152 million in 2018, net of hurricane insurance proceeds. As a result of this and other investment activity, cash and cash equivalents ended the year at $162 million, against long term debt of $86 million (approximately $26 million of which is recourse only to one of our International Telecom subsidiaries) and compared to cash and cash equivalents of $193 million and long term debt of $91 million at 2019 year end.

1 See appendix for reconciliation of Net Income to Adjusted EBITDA.

As I noted above, 2019 was not a good year for the market value of ATN’s common stock. We were down 22%, while the Russell 2000 Index was up 23%. As with many small cap stocks, there is always a good deal of volatility in the trading. That certainly was true in 2019 with our stock, with a low closing price for the year of $52.10 (in August) and a high closing price of $64.18 (in June).

International Telecom

There were a lot of positive developments, and much improved results, from our largest operating segment in 2019. Segment revenue rose from $314 million in 2018 to $325 million in 2019. Operating income was $45 million to $47 million.. Cash flow expanded substantially over 2018, with segment EBITDA increasing from $94 million to $103 million, or nearly 10%, and segment capital expenditures declining from $160 million in 2018 to $42 million in 2019. We had expected this cash flow growth and repeatedly communicated our optimism to stockholders, but it was still a nice achievement after the major spending on the post-hurricane network re-build and the expansion of fiber and mobile data facilities in multiple markets. While those previously invested funds are not immune to risk, particularly in the post-coronavirus world, I feel good about the results thus far and the prospective longer term returns for our stockholders. Maintaining high quality and high capacity facilities and a strong balance sheet are important parts of our strategy for generating attractive returns from the Company’s International Telecom operations.

Beyond the improved segment financial results, I think we made progress in other areas—improving the speed and quality of project execution, advances in risk mitigation such as storm preparedness, and selective capital investments in growth. High speed data subscribers increased from 120,000 to 130,000 over the course of the year; although mobile subscribers declined from 300,000 to 284,000, predominately due to a decline in lower ARPU pre-paid subscribers in one market.

The most important takeaways from the year to me for this operating segment are: 1) we made significant enhancements to the breadth and reliability of our services and in improving the overall customer experience; 2) several markets produced solid gains in broadband subscribers; 3) we need to do a better job winning mobile market share and improving sales productivity and efficiency; and 4) our cash flow expansion provided a strong boost following several years of high spending required to upgrade our networks.

US Telecom

Our US Telecom segment saw a dramatic shift in financial results between the first and second half of 2019. Revenue alone rose from $48 million for the first six months of 2019 to $61 million in the second half of the year; and operating income showed an even larger increase—from a loss of $2 million in the first half to income of $8 million for the last six months of the year. The improvement in the second half mainly was due to the start of the ten-year CAF II federal support revenue and increased wholesale revenues as a result of a nearly ten year program with AT&T to support their FirstNet build and operations in certain rural areas of the Southwestern United States. We have signaled before that our legacy wholesale business will need to evolve. We made on a good start on that in the latter half of 2019; and, along with our FirstNet build beginning this year, our teams are focused on continuing to accommodate our wholesale customers while broadening our network and infrastructure services to provide a larger suite of services to our carrier partners as well as residential and enterprise customers.

Results for the year include $6 million of net operating expenses related to the ongoing development of two early stage businesses, mainly the Company’s business focused on next generation in-building wireless facilities. We still believe that the overall “private LTE” market has great potential and we have beefed up our operational and sales capabilities in the sector. We have also taken steps to expand our rural offerings, including wholesale and enterprise fiber sales and fixed wireless broadband solutions. We see opportunity for this segment even in the face of the coronavirus downturn which I will cover further below.

Renewable Energy

In 2019 the results for this segment solely reflected the operations of our Vibrant Energy affiliate which builds and operates solar power facilities in India. These earlier stage operations constitute less than 2% of our consolidated revenue. While Vibrant made some progress this past year, and the team has done a great job developing a further build and customer pipeline, this remains a difficult operating environment at the smaller scale of that operation—52 MWs producing power and revenue, with an additional 14 MWs expected to commence production this year. Our review of the future opportunities led us to write down the value of this asset by $6 million in the fourth quarter. While our investment in the US solar business turned out very well for our stockholders, to date our investment in India solar has not. We continue to explore solutions to more quickly improve this business and investment.

Affiliates and Minority Investments

Over the past three years, we have invested about $32 million in minority investment positions in several earlier stage companies (excluding amounts we have invested in Geoverse and other early stage majority owned subsidiaries). Most of that amount has gone into two businesses: an Australian communications tower and neutral host company, Stilmark, and, in 2019, XCOM Labs, a company started by the former Qualcomm leadership to focus on next generation wireless technologies for denser operating environments. Stilmark is pursuing some significant strategic infrastructure opportunities, though initial growth has been slow. With XCOM, we are happy to be working with such a talented group. This is precisely the type of investment we were looking for when we started ATN Ventures, with a twin potential for investment gains and improvement to our access to the latest technologies relevant to our core business.

*            *             *

Coronavirus Impacts Outlook

When this year began, I and the rest of the company’s executive leadership team were quite enthusiastic about the prospects for turning in a strong year of growth and strategic advancement in 2020. This optimism was based on the achievements and momentum of the second half of 2019 in positioning multiple operating subsidiaries for value creation, the strong economic growth expected in Guyana, and the nature and momentum of several strategic deals the company was pursuing.

So how has our outlook changed? First, let me say that as a telecom services provider, with recurring revenues comprising a significant portion of our revenue base, we should be in a stronger position than many other businesses to weather an economic downturn. That said, your company certainly faces its share of pandemic related risks. For one, there is concern about the financial health of existing and prospective customers. Most of ATN’s consolidated revenue comes from providing essential connectivity services, but will the addressable market shrink? Will the overall amount customers can afford to spend on those services change? The answer to both questions in the short term is most likely “yes”. But how deep, wide and enduring those changes will be is harder to predict.

Second, on the strategic growth front there is a great deal of uncertainty across the board. For larger strategic sales, alliances and financial transactions, most of our erstwhile counterparties are now focused on defensive moves or pausing to re-assess strategy and capabilities. In many segments of the market, capital availability and pricing, particularly equity capital, is in flux—or, worse, suspended entirely. This environment may slow or suspend pre-pandemic initiatives but may also present the company with new opportunities.

Before we get into a more detailed discussion about the crisis related risks and opportunities as it applies to ATN, I am happy to note that as of the date of this letter we have been very fortunate to have very limited health impacts from the coronavirus on the roughly 1600 employees in our group of companies. While that may change as infections spread over time, we are grateful for our good fortune and for the timely acts of our business leaders and employees that I believe contributed to that good fortune.

Impacts on Our Major Operating Businesses and Revenues

Nearly all of our current revenue and cash flow is generated by our well-established communications businesses. We provide mobile and fixed connectivity to individual consumers, as well as to businesses and other enterprises, such as government agencies, schools and health care facilities. Our communications subsidiaries also provide extensive connectivity and communications infrastructure services on a wholesale basis to other carriers and their customers. Most of these services and solutions are provided using our own facilities, and we have invested extensively in ensuring that we have high capacity, high quality networks in our service areas wherever economically and technically feasible. I expect the vast majority of our customers to continue to utilize our services so long as they have the ability to pay or, in the case of a commercial customer such as a hotel or restaurant, so long as they are continuing to operate in some form.

So, the question is really the impact on demand for our services from the economic disruptions caused by the pandemic. I am concerned in particular about the effects on the economies of Bermuda, Cayman Islands and the Virgin Islands that rely heavily on tourism. Parts of our US markets also rely on tourism or have local economies that may be particularly hard hit by this crisis. Unit pricing may decline as well, customers may reduce the level or breadth of services they buy from us (so called “shaving”), and an increase in bad debt is likely. The duration of these negative impacts is much harder to predict. Following the financial crisis, the recession lingered longer in some island markets as it took a while for tourism and other activity to fully rebound. In short, we expect demand and revenue to decline in many of the Company’s operating markets, though to varying degrees. The International Telecom segment appears to be the most exposed.

In the face of all of that, our operating leaders are taking a number of actions to help the communities we serve. Where feasible and appropriate, we are offering lower priced service alternatives, increasing the level of services free of charge, and providing temporary price reductions and extensions of billing due dates to assist individual and small business owners whose financial situations have been affected. Our US operations have participated in the pledge organized by the Federal Communications Commission not to terminate service for non-payment for those affected by the coronavirus. We have used public and mobile hotspots and otherwise gone to great lengths to extend the reach and capacity of our networks for the communities we serve, including students and others in need. Our subsidiaries have also made donations of masks, services and cash to local institutions.

At the same time, the Company is moving quickly to reduce costs. Some expenses, such as selling, marketing and travel, will decline alongside related revenue declines; but our team is also looking for additional savings and other ways of preserving cash flows, including the deferral or postponement of capital spending where we do not see a clear benefit in the changing environment. For most of our operating subsidiaries, this is not about survival but prudent planning and adjusting to a changed environment.

In addition to cutting and deferring current spending, we are working hard on using the shift in customer and employee behaviors and practices to improve the efficiency and capabilities of our operations. For example, the social distancing requirements imposed by most governments has meant we have been able to make progress in expanding the use of mobile payments, paperless billing and a number of different digital customer engagements. Similar gains have been made with our own workforce accelerating the adoption of digitization and other productivity improvements. We expect much of these efficiencies to remain post-crisis.

We also are looking to win new contracts, increase market share and expand our service offerings. Our managed services arm is working with law enforcement in one jurisdiction to develop a social distancing mapping system and has also developed an unemployment processing portal for a local government. We are also selectively investing in service expansion where we see a need. In many markets the crisis has allowed us to shine for our customers in a time of need and distress. It is the right thing to do, and also a way to create positive and enduring brand equity. ATN has been in most of our retail and commercial markets for quite a long time, and we intend to stay. Those attributes are much appreciated by customers right now.

Your management team and board are also thinking about strategic moves the Company can make to enhance its larger businesses during this time. We are considering re-positioning existing resources and making additional investments to add capacity and coverage where we think it should have a lasting benefit to market share. We are looking at “bolt-on” acquisitions where we believe we can quickly increase the capabilities or addressable market for our businesses at a reasonable price point. Finally, simply looking forward to the horizon with our business planning rather than just battening down the hatches can create long term strategic benefits.

The Company is also looking beyond its existing investments and businesses. While there are substantial negatives in the current environment there are also opportunities made possible by our balance sheet capacity and by a heightened interest among prospective customers and partners in reducing costs and improving productivity. Long time stockholders will remember that in the last severe economic disruption, the financial crisis of 2008-2009, we were fortunate enough to enter into the Alltel transaction which ended up creating a great deal of value for stockholders despite the risks and the uncertain time. While I am not predicting a repeat of that good fortune and timing, you can be sure that we are not so intent on protecting and enhancing our existing investments that we are not also looking for larger external opportunities.

We believe the fundamentals of many of the business models we know and like are just as strong now as before the crisis. These include bringing connectivity and managed information technology solutions to under-served populations and segments, like the rural United States and smaller enterprises. We also will continue to pursue investments in shared network deployments and neutral host environments. As this crisis has made abundantly clear, in the United States alone there are still many areas that suffer from chronic under-investment in the communications infrastructure. This is largely for the simple reason that these areas are simply too small in revenue potential against the sometimes higher costs of servicing them. There are government subsidy programs to try to rectify that equation that have had some success. We think shared network solutions (both wireless last mile and fixed backhaul and transport) also have a part to play and we believe we can help deliver them.

Similarly, I believe this environment will encourage the acceleration of a more open-minded approach to neutral host solutions for the next generation of network capabilities, like in-building deployments. For example, some property owners are looking at using the benefits of the next generation of indoor networks to help solve issues related to the pandemic like social distancing needs. Overall, we believe that there are many communications solutions and needs for which demand will slacken little, and may accelerate, and we will pursue opportunities to grow in those areas.

One of the reasons we are able to look forward and make bets on future growth, is our strong financial condition and traditionally conservative approach to the balance sheet. At March 31, 2020, the Company had a consolidated net cash position of $147 million and an availability of $200 million under our credit facility. To date, we do not see a likely set of circumstances that would push our operating cash flows into negative territory to the extent that we would need to draw on that facility to maintain operations. Last year cash produced by operating activities was $88 million before investments in plant or equity of existing and other companies. There is risk of that number declining, as discussed above, but I believe that we also have ample room to reduce or defer capital expenditures and other investments. For now, your company will continue to closely evaluate its liquidity needs as circumstances change, and we will be prepared to move quickly to take further actions should the situation require.

In summary, there is uncertainty and there will be negative impacts to our existing businesses and our strategic and growth initiatives. However, in both cases, our intent is to adapt and look to create value out of this changed and changing environment. Our long term outlook is quite positive. We expect the fundamental demand for most of our communications service and energy offerings to remain strong throughout this period. Certain segments will falter before they recover, but others may see increased demand. Further, our business leaders and their teams are not passively absorbing these changes. There are many things we can do today in an effort to mitigate risk, use the disruption to accelerate needed change, and move quickly to take advantage of strategic opportunities. In all, I see an opportunity to move beyond the necessary defensive actions to increase the value of the company on the other side of this very difficult time.

*            *             *

Environmental, Social and Governance

Many of our stockholders are familiar with the rapidly growing interest in “ESG” (environmental, social and governance) investing. Funds have been set up to capitalize on the demand and some existing funds have started to take ESG scoring into account in their investment decisions. Governance has always been an important factor for most investors, and a company’s social and environmental impact and exposure to risks from a changing climate are important considerations for others. With respect to ATN, investors can access information on the company’s governance structure and approach in the proxy statement and on our website. As to the “E” and the “S”, we expanded the discussion of environmental risks in the Company’s recently filed Annual Report on Form 10-K and we expect to add a brief ESG section to our website with additional information in coming weeks. On the social side, I believe that ATN exerts a very positive impact through its investments and operations in communications and renewable energy infrastructure in typically under-invested areas and our support of charities and educational institutions in the markets we serve.

*            *             *

As you will see in our recent SEC filing, the Company has rescheduled its annual meeting of stockholders to September to afford stockholders and directors a greater likelihood of being able to attend the meeting in person, given ongoing restrictions in travel due to the coronavirus. The Company also recently announced changes to the board of directors for the third year in a row with two new additions since the last annual meeting.

In October, your board of directors appointed James Eisenstein to join its ranks, and the Board intends to include him on the slate of nominees for your consideration for re-election at the upcoming annual meeting. Jimmy has already been a welcome and valuable addition to the board. He has had a remarkable career. Following an early career in corporate law he went into the radio industry and then co-founded American Tower and has remained a driving force in the expansion of that shared infrastructure model ever since, leading multiple successful companies in the sector. A resident of the Boston area, he has extensive transactional, operating and investment experience and we are delighted that he has come aboard to help us take ATN to the next level.

More recently, the board of directors announced that Pamela Lenehan, also a Boston-area resident, will be appointed as a director in June. Pam began her career in investment banking in New York with a focus on the technology sector. After working for Chase Manhattan Bank and as a Managing Director with Credit Suisse First Boston, she moved into a series of operating roles including Chief Financial Officer with a telecommunications company and head of corporate development for Oak Industries, a company with a portfolio and capital allocation model similar to ATN. Pam has extensive board experience, and in 2017 she received the Distinguished Director Award from the American College of Corporate Directors. We are excited to add her expertise to your board, and for the opportunity for stockholders to elect her to another term at the upcoming annual meeting.

The more bittersweet news is the retirement from the board of directors of Martin Budd, effective in June. Marty has been a valued member of your board of directors for much of my own tenure and he is a beloved colleague for my fellow directors and officers of the company. Marty always has a smile on his face, even when he is telling management how they need to do better or pointing out the hole in an answer to a question. He has a strong intellect, some of the most interesting life experiences on the board, and he will be missed both for his contributions and his fellowship. I trust my fellow stockholders join me, the board of directors and the management team in thanking Marty for his many years of excellent service in support of ATN.

*             *             *

Thank you for your continued interest in ATN. Please do not hesitate to contact me if you have any questions or comments on the contents of this letter or otherwise.

Michael T. Prior

Chairman of the Board and

Chief Executive Officer

Appendix

Reconciliation of Net Income to Adjusted EBITDA

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this letter also contains non-GAAP financial measures. Specifically, the Company has included Adjusted EBITDA, defined as net income attributable to ATN stockholders before (gain) loss on disposition of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damaged assets and other hurricane charges, net of insurance recovery and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this letter is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. While our non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Year Ended December 31, 2019
	US Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net income (loss) attributable to ATN International, Inc. stockholders					$(10,806)
Net income attributable to non-controlling interests, net of tax					12,773
Income tax expense					4,105
Other (income) expense, net					4,558
Interest expense, net					2,747
Operating income	$8,064	$46,921	$(7,243)	$(34,365)	$13,377
Depreciation and amortization	23,119	55,993	3,305	6,708	89,125
(Gain) Loss on disposition of long-lived assets	176	181	2,484	-	2,841
Impairment of intangible assets	-	-	3,279	-	3,279
Transaction-related charges	-	-	13	231	244
Adjusted EBITDA	$31,359	$103,095	$1,838	$(27,426)	$108,866

Year Ended December 31, 2018
	US Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net Income attributable to ATN International, Inc. stockholders					$19,815
Net income attributable to non-controlling interests, net of tax					15,057
Income tax expense					18,870
Other (income) expense, net					1,119
Interest expense, net					6,162
Operating income	$36,813	$45,022	$13,440	$(34,252)	$61,023
Depreciation and amortization	24,615	48,889	6,589	5,625	85,718
Restructuring charges	-	(236)	751	-	515
(Gain) Loss on disposition of long-lived assets	(17,188)	38	(9,275)	-	(26,425)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	-	750	-	-	750
Transaction-related charges	436	-	2,133	73	2,642
Adjusted EBITDA	$44,676	$94,463	$13,638	$(28,554)	$124,223

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments